UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report: December 1, 2025

(Date of earliest event reported)

IDEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10235	36-3555336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Sanders Road, Suite 301

Northbrook, Illinois 60062

(Address of principal executive offices, including zip code)

(847) 498-7070

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	IEX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On December 4, 2025, IDEX Corporation (the “Company”) announced the appointment of Sean M. Gillen as Senior Vice President and Chief Financial Officer of the Company, effective January 5, 2026. In connection with his appointment, on January 5, 2026, Akhil Mahendra, will cease serving as Interim Chief Financial Officer and will continue serving as the Company’s Vice President, Corporate Development.

Mr. Gillen, age 40, is joining the Company from AAR CORP. (NYSE: AIR), a provider of aviation services to the aerospace and defense industries, where he has served as Senior Vice President and Chief Financial Officer since January 2019. Prior to joining AAR CORP., Mr. Gillen was Vice President and Treasurer of USG Corporation, a building materials manufacturing company, since 2017. Prior to USG Corporation, Mr. Gillen spent nine years in investment banking with Goldman Sachs, most recently as a Vice President in its Global Industrial Investment Banking Division. Mr. Gillen received a Bachelor of Business Administration from the University of Michigan.

There are no arrangements or understandings between Mr. Gillen and any other person pursuant to which he was appointed as the Company’s Senior Vice President and Chief Financial Officer. Mr. Gillen does not have any family relationship with any director or other executive officer of the Company, and there are no transactions in which Mr. Gillen has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Gillen’s appointment as Senior Vice President and Chief Financial Officer, the Company entered into an offer letter with Mr. Gillen on December 1, 2025 (the “Offer Letter”). Under the terms of the Offer Letter, Mr. Gillen will receive an initial base salary of $625,000 and, beginning with the Company’s 2026 incentive program, will have a target opportunity under the Company’s Management Incentive Compensation Plan equal to 85% of his base salary and will be eligible for an annual equity grant with a targeted grant date fair value of $2,000,000. In connection with the commencement of his employment with the Company, Mr. Gillen will receive a new hire restricted stock award with a grant date fair value of $3,000,000, vesting in one-third installments on each anniversary of the grant date. Mr. Gillen will also receive a cash sign-on bonus of $325,000, which is subject to repayment if he leaves the Company or is terminated for cause prior to the 12-month anniversary of his start date. The Offer Letter also provides for severance benefits equal to 12 months of base salary and Mr. Gillen’s target annual incentive in the event his employment is terminated by the Company without cause, with such severance benefits increasing to two times his base salary and target annual incentive in the event he is terminated by the Company without cause within 24 months following a change in control of the Company. As a condition to his employment, Mr. Gillen will also be subject to a Confidential Information, Work Product and Restrictive Covenant Agreement, which includes, among other items, non-competition and non-solicitation restrictive covenants.

Departure of Senior Vice President and Chief Human Resources Officer

On December 1, 2025, Melissa S. Flores, Senior Vice President and Chief Human Resources Officer of the Company and a current named executive officer of the Company, notified the Company of her decision to resign, effective December 19, 2025, to pursue another employment opportunity.

Item 7.01 – Regulation FD Disclosure.

On December 4, 2025, the Company issued a press release announcing Mr. Gillen’s appointment and Ms. Flores’ departure. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated December 4, 2025.

104.0	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEX CORPORATION

	By:	/s/ LISA M. ANDERSON
Lisa M. Anderson
Senior Vice President, General Counsel and Corporate Secretary

December 4, 2025